UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form SD

SPECIALIZED DISCLOSURE REPORT

ARRIS Group, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31254	46-1965727
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)

3871 Lakefield Drive

Suwanee, Georgia 30024

(Address and zip code of principal executive offices)

David B. Potts

Chief Financial Officer

(678) 473-3000

(Name and telephone number, including area code, of

the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2013.

ARRIS GROUP, INC. - CONFLICT MINERALS REPORT 2013

Section 1 - Conflict Minerals Disclosure

Items 1.01 and 1.02 Conflict Minerals Disclosure and Report, Exhibit

Conflict Minerals Disclosure

A copy of The Company’s Conflict Minerals Report is provided as Exhibit 1.02 hereto and a link to the report is publicly available at http://phx.corporate-ir.net/phoenix.zhtml?c=87823&p=irol-sec

Section 2 - Exhibits

Exhibit 1.02 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ARRIS GROUP INC.

By:

By:	/s/ David B. Potts	Date: May 30, 2014
David B. Potts
Chief Financial Officer

ARRIS GROUP, INC. - CONFLICT MINERALS REPORT 2013

EXHIBIT INDEX

Exhibit Number	Description

1.02	Conflict Minerals Report for the reporting period January 1, 2013 to December 31, 2013

3